Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of May 17, 2010, among FLAGSTONE REINSURANCE HOLDINGS, S.A., a Luxembourg company (the “Successor Company”) (as successor to FLAGSTONE REINSURANCE HOLDINGS LIMITED, a Bermuda company (the “Company”), the Company and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, successor in interest to JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have entered into an indenture (the “Indenture”) dated as of August 23, 2006;

WHEREAS, the Company and the Successor Company wish to enter into this First Supplemental Indenture in connection with the change of the name and place of incorporation of the Company to that of the Successor Company and the continuance of the Company as the Successor Company through a redomestication (collectively, the “Redomestication”);

WHEREAS, Section 8.1 of the Indenture provides, in part, that the Company may transfer all or substantially all of its properties and assets as an entirety to another Person provided that (a) (i) the Successor Company is an entity organized and existing under the laws of any country which is a member state of the Organization for Economic Cooperation and Development and (ii) the Successor Company expressly assumes, by an indenture supplement executed and delivered to the Trustees, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; (b) no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, shall have happened and be continuing; and (c) an Officers’ Certificate and an Opinion of Counsel have been delivered to the Trustee, each stating that such transfer and the supplemental indenture comply with Article VIII of the Indenture;

WHEREAS, Section 9.1(a) of the Indenture provides that the Company and the Trustee may amend the Indenture without notice or consent of any Holder to evidence the succession of another Person to the Company;

WHEREAS, the Company, pursuant to Section 8.1 and Section 9.3 of the Indenture and in accordance with Section 1.2 of the Indenture, has delivered to the Trustee, or caused to be delivered to the Trustee on its behalf, an Opinion of Counsel and an Officers’ Certificate, dated as of the date hereof, stating (a) that the Redomestication and this First Supplemental Indenture each comply with Article VIII of the Indenture, (b) that all conditions precedent provided for in the Indenture relating to the Redomestication have been complied with and (c) that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and all conditions precedent provided for in the Indenture relating thereto have been complied with.

WHEREAS, all things necessary to authorize the assumption by the Successor Company of the Company’s obligations under the Indenture and to make this First Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.           Definitions.  Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

2.           Assumption of Obligations.  The Successor Company hereby expressly assumes, from and after the date hereof, all of the obligations of the Company under the Indenture and the Securities.

3.           Succession and Substitution.  The Successor Company, from and after the date hereof, by virtue of the aforesaid assumption and the delivery of this First Supplemental Indenture, shall succeed to, and be substituted for, the Company under the Indenture and the Securities.

4.           Effectiveness and Operativeness.  This First Supplemental Indenture shall be deemed to have become effective, and the provisions provided for in this First Supplemental Indenture shall be deemed to have become operative as of the date hereof.

5.           Ratification of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6.           Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.           Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.  The recitals contained herein shall be taken as the statements of the Company and the Successor Company and the Trustee assumes no responsibility for their correctness.

8.           Counterparts.  The parties hereto may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.           Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FLAGSTONE REINSURANCE HOLDINGS LIMITED

By:	/s/ William F. Fawcett
	Name:	William F. Fawcett
	Title:	General Counsel and Corporate Secretary

FLAGSTONE REINSURANCE HOLDINGS, S.A.

By:	/s/ William F. Fawcett
	Name:	William F. Fawcett
	Title:	General Counsel and Corporate Secretary

Flagstone First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Vice President

Flagstone First Supplemental Indenture